Neonode Announces Receipt of NASDAQ Non-Compliance Letter

STOCKHOLM, SWEDEN, July 15, 2008 - Neonode (NASDAQ: NEON), the Swedish mobile communication company that develops touch screen technologies and designs mobile handsets, today announced that on July 3, 2008 the Company received a Nasdaq Staff deficiency letter from The NASDAQ Stock Market Listing Qualifications Department stating that for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the $1.00 minimum required for continued inclusion under Marketplace Rule 4310(c)(4) (the “Rule”). The notice further states that pursuant to Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days (or until December 30, 2008) to regain compliance. If, at anytime before December 30, 2008, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company may regain compliance with the Rule.

The notice indicates that, if compliance with the Minimum Bid Price Rule is not regained by December 30, 2008, the NASDAQ staff will determine whether the Company meets the Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If the Company meets the initial listing criteria, the NASDAQ staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period the NASDAQ staff will provide written notification that the Company’s securities will be delisted.

Furthermore, the Company previously announced that it received a staff determination letter from NASDAQ on July 1, 2008 stating that the Company's common stock is subject to delisting from the NASDAQ Capital Market indicating that it had failed to comply with Marketplace Rule 4310(c)(3)(B), 4310(c)(3)(A) or 4310(c)(3)(C), requiring the Company maintain a market value of listed securities of at least $35,000,000, stockholders’ equity of $2,500,000 or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

The Company has submitted a request to have a hearing to the NASDAQ Listing Qualifications Panel. This request stays the delisting of the Company's securities pending the hearing and a determination by the Panel with the company continuing to trade its securities under the ticker symbol "NEON" on the NASDAQ board. There can be no assurance that the Panel will grant the Company's request for continued listing.

About Neonode Inc.
Neonode Inc is a world leading company specialized in optical finger based touch screen technology.  The company designs and develops mobile phones under its own brand and licenses its patented touch screen technologies, zForce™ and neno™ to third parties. Neonode’s mission is to enhance user experience related to any consumer or industrial device that can benefit from a finger based touch screen solution. Neonode Inc. is a publicly traded company (NASDAQ: NEON) with offices in Stockholm, Sweden and San Ramon, USA. Neonode USA, markets Neonode’s products within North America, Latin America and China and is the exclusive licensor of the Neonode Intellectual Property. For more information, visit www.neonode.com.

Contacts:
David W. Brunton, CFO
Neonode
Tel: (925) 355-7700

Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including statements regarding future products and technology developments. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the ability of Neonode to develop and sell new products and technologies. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q. Neonode and the Neonode logo are registered trademarks of Neonode Inc. All other brand or product names are trademarks or registered.